Participant Name: ###PARTICIPANT_NAME###
Employee Number: ###EMPLOYEE_NUMBER###
Grant Name: ###GRANT_NAME###
Grant Date: ###GRANT_DATE###
Total: ###TOTAL_AWARDS###
Acceptance Date: ###ACCEPTANCE_DATE###

Notice of Grant Of Restricted Stock Units Award	T. Rowe Price Group, Inc. ID: 52-2264646 100 E. Pratt Street Baltimore, MD 21202 USA

On ###GRANT_DATE### (the Grant Date), T. Rowe Price Group, Inc. (Price Group) granted you the above listed restricted stock units pertaining to Price Group common stock (the Stock Units) as a service-based restricted stock units award under Price Group’s 2020 Long-Term Incentive Plan. The closing price of Price Group common stock on the Grant Date was ###MARKET_PRICE_AT_TIME_OF_GRANT### per share. The Stock Units, upon vesting, convert to shares of Price Group common stock, as described in the 2020 Long-Term Incentive Plan regarding Awards of Restricted Stock Units which sets forth the terms and conditions of this grant. The terms of your Restricted Stock Units Award are governed by this Notice of Grant and the 2020 Long-Term Incentive Plan, which together constitute your Award Agreement. Unless otherwise provided in this Notice of Grant the terms of the 2020 Long-Term Incentive Plan and any determinations or resolutions of the Board or the Administrator, or its designee, shall govern and control your Award. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions

Vesting Schedule:
Except as otherwise provided in the 2020 Long-Term Incentive Plan, so long as your employment with Price Group and/or its affiliates is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, the Stock Units will become vested and will be converted to shares of Price Group common stock in installments on the vesting dates set forth in the vesting schedule below.

###VEST_SCHEDULE_TABLE###

Dividend Equivalents:
You shall not have any rights as a stockholder until your Stock Units vest and you are issued shares of Price Group common stock in cancellation of the vested Stock Units. If Price Group declares a dividend, you will receive a dividend equivalent payment equal to the actual dividend per share of Price Group common stock that is declared multiplied by the number of unvested Stock Units.
The 2020 Long-Term Incentive Plan describes additional circumstances under which you may earn the Stock Units.

Your participation in our stock-based compensation program recognizes that you play a key role in the long-term success of Price Group and affords you the opportunity to participate alongside our other stockholders in that success.

Recoupment:
As provided in Section 16(h) of the 2020 Long-Term Incentive Plan this Award is subject to any compensation recoupment policy adopted by the Board or the Administrator prior to or after the effective date of the plan, and as such policy may be amended from time to time after its adoption.

This restricted stock unit grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.